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                                  EXHIBIT 10.32

                       SECOND AMENDMENT TO LEASE AGREEMENT
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         This Second Amendment to Lease Agreement (the "Second Amendment") is
made and entered into effective as of March 22, 2002 (the "Effective Date"), by and between Dermody Family Limited Partnership I, a Washington limited partnership, and Guila Dermody Turville, a married woman dealing with her sole and separate property, as tenants in common, collectively "Landlord", and iGo Corporation, a Delaware corporation, as "Tenant", for the purpose of amending that certain Standard Industrial Lease by and between Landlord and Tenant which became fully executed on December 15, 1999 (the "Lease"). Capitalized terms not otherwise defined in this Second Amendment shall have the meaning ascribed to them in the Lease as amended hereby. This Second Amendment is entered into with reference to the following facts:

         A. Landlord and Tenant are parties to the Lease, which was amended by that certain First Amendment effective August 1, 2001 (the "First Amendment").

         B. The First Amendment was entered into to effectuate a temporary reduction in Base Monthly Rent from $70,000.00 to $52,500.00 for a period of five (5) months, specifically the period from August, 2001 to December, 2001 (inclusive). The parties agreed in the First Amendment that the Base Monthly Rent would again be $70,000.00 starting with the payment due for January, 2002, and subsequently made an oral agreement pursuant to which the Base Monthly Rent of $70,000.00 was paid starting with the payment due for November, 2001.

         C. The parties now wish to memorialize further amendments to the terms of the Lease.

         Based upon the foregoing, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. CHANGE TO LEASE TERM. For and in consideration of the parties' covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Lease is hereby amended to provide that (a) Tenant may, subject to the terms and conditions of this Second Amendment, terminate the Lease at any time in its sole discretion, without default solely by virtue of such termination, by giving Landlord at least sixty
(60) days' advance written notice of such termination, and (b) Landlord may terminate the Lease at any time in its sole discretion, without default solely by virtue of such termination, by giving Tenant at least ninety (90) days' advance written notice of such termination. Notices shall be given and considered received as set forth in the Lease. For purposes of the Lease, the terms "Lease Term," "term of the Lease," "term," and "Initial Lease Term" shall mean the period commencing on the Lease Commencement Date (as defined in Section
1.06 of the Lease) and ending on the Lease Termination Date (as defined in
Section 5 below).

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         2. RESTRUCTURING FEE. On the Effective Date, Tenant shall pay to
Landlord the sum of Three Hundred Sixty Thousand and no/100 Dollars ($360,000.00) and further agrees that Landlord shall have the right to forever retain the Security Deposit of One Hundred Forty Thousand and no/100 Dollars ($140,000.00) described in Section 1.08 of the Lease. Such total sum of $500,000.00 shall be characterized for all purposes as a lease restructuring fee by the parties and as such shall be nonrefundable. From and after the Effective Date, the amount of the Security Deposit under the Lease shall be Zero and no/100 Dollars ($0.00), and in no instance shall Tenant be required to restore the Security Deposit as may otherwise be provided in Section 6.01 of the Lease. The foregoing shall not, however, affect any of the Landlord's other rights and remedies as a result of a default by Tenant that occurs (and is not timely cured).

         3. CONDITION. At the time of delivery of notice of termination by Tenant and on the Lease Termination Date, there shall not exist a monetary default by Tenant which remains uncured. For purposes of this Section 3, a monetary default shall be as defined in Section 19.01(A) of the Lease. In the event of the failure of the foregoing condition, the notice of termination given by Tenant shall not be effective and shall be null and void; provided that Tenant shall have the right to cure any monetary default and thereafter provide a new notice of termination to Landlord in accordance with Section 1 above. Landlord covenants and agrees to provide prompt written notice to Tenant of any monetary default by Tenant under the Lease of which Landlord has actual knowledge.

         4. REPRESENTATIONS AND WARRANTIES; RELEASE. Tenant represents, warrants, covenants and agrees with Landlord that on and as of the date hereof
(i) there are no existing defaults by Landlord under the Lease, (ii) there is no basis for any claim against Landlord or the Premises arising out of or in any way related to the Lease or Tenant's use, occupancy, or operation of the Premises, (iii) Tenant has paid for any and all work furnished to and improvements constructed in, on, or at the Premises, (iv) except as described herein, the Lease is the only agreement, written, oral, or otherwise between Landlord and Tenant pertaining to the Premises and the Lease has not been amended, superseded, added to or interpreted, in writing, orally, or otherwise, at any time, (v)no party claiming through Tenant other than Tenant (or any successor or assign permitted pursuant to the Lease) has any right to, or interest in, the Premises (except any such interest pursuant to the License Agreement dated February 18, 2000, by and between Tenant and Joyce Benedetti, dba "The Daily Grind", which Landlord consented to on February 18, 2000), (vi) upon delivery of the Premises on the Lease Termination Date, Landlord shall receive title to the Premises free and clear of any and all liens, charges, encumbrances or claims of whatsoever kind or nature arising out of, or in connection with, Tenant's use, occupancy, or operation of the Premises, and
(vii) Tenant does not have any claim or action of any kind or nature against the Landlord arising under or pursuant to the Lease or in connection with the Premises. Tenant, for and on behalf of Tenant and Tenant's successors and assigns, hereby irrevocably, fully and unconditionally releases and forever discharges Landlord, its successors and assigns, from and against any and all actions, causes of action, claims, judgments, liabilities, obligations, demands, costs, fees and expenses of whatever kind or character, whether known or unknown, foreseen or unforeseen, past, present or future related in any way, arising out of or resulting from, directly or indirectly, the Lease (including all amendments thereto), including, without limitation, any and all of Landlord's representations, warranties, covenants, and obligations thereunder, except for defaults under the Lease by Landlord between the Effective Date and the Lease Termination Date as a result of Landlord's intentional misconduct. Landlord represents and warrants to Tenant that (i) Landlord (without any duty of investigation) has no actual knowledge of any default by Tenant under the Lease, and (ii) Landlord is not required to obtain the consent of any lender or third party to allow Tenant to terminate the Lease as contemplated herein.

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         5. TERMINATION OF LEASE. The date on which the Lease terminates (the
"Lease Termination Date") shall be as follows: (a) in the event Tenant has provided notice of termination to Landlord, on the date that is the later of (i) the sixtieth day after such notice was given to Landlord or (ii) the day that Tenant vacates the Premises; or (b) in the event Landlord has provided notice of termination to Tenant, on the date that is the later of (i) the ninetieth day after such notice was given to Tenant or (ii) the day that Tenant vacates the Premises. On or before the Lease Termination Date, Tenant and Landlord shall agree in good faith upon pro-rated amounts for the month in which the Lease Termination Date occurs for Base Monthly Rent and all Additional Rent. The party that owes the net amount of such pro-rated amounts shall deliver a check payable to the other party within ten (10) business days of the Lease Termination Date. Landlord shall be entitled to present bills or statements to Tenant during the twelve (12) month period after the Lease Termination Date (but not thereafter) for rent (as defined in the Lease) that is properly attributable to Tenant's occupancy of the Premises through and including the Lease Termination Date. Tenant shall remit such rent to Landlord within ten (10) business days after receipt of the applicable bill or statement. Notwithstanding anything contained herein or in the Lease to the contrary, provided that any and all such rent invoiced by Landlord within twelve (12) months after the Lease Termination Date is paid or satisfied, then on the twelve (12) month anniversary of the Effective Date, Tenant shall be deemed to have made a full and final settlement of all Base Monthly Rent and Additional Rent payable by Tenant under the Lease. Tenant shall completely vacate the Premises and deliver actual physical possession of the Premises and improvements (but excluding any fixtures installed by Tenant which can be removed in compliance with the Lease) to Landlord on the Lease Termination Date. Immediately upon vacating the Premises, Tenant shall deliver to Landlord all keys, pass keys, key cards, plans, specifications, designs, blueprints, permits and similar items in its possession relating to the Premises and all other items and information in its possession necessary for Landlord to obtain complete access to the Premises. Tenant shall cause the utilities and services to the Premises to be read as of the Lease Termination Date and such bills will be paid by Tenant. Tenant agrees to terminate any and all contracts and agreements (to which Tenant is a party) of any kind with agents, consultants, advisors, or dealers for the management, maintenance, or other services otherwise relating to the Premises as of the Lease Termination Date. As of the Lease Termination Date, all obligations of Landlord and Tenant under the Lease shall terminate and be of no further force or effect provided that Tenant acknowledges and agrees that except as provided above in this Section 5, it will not be relieved of any of its obligations under the Lease which arise or accrue prior to the Lease Termination Date, all of which shall survive the termination of the Lease, and except as provided above in this Section 5, nothing contained herein shall be intended to or shall be deemed to release Tenant from or waive Landlord's rights with respect to any obligations of Tenant or any default by Tenant under the Lease through the Lease Termination Date.

         6. PERSONAL PROPERTY OF TENANT. Landlord agrees that Tenant may (but shall not be so obligated) decide to leave certain of its personal property (i.e., furniture) behind as of the Lease Termination Date. To the extent any such personal property of Tenant is so left at the Premises on the Lease

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Termination Date, the same shall become the property of Landlord, without further consideration or payment therefore by Landlord. Landlord understands and acknowledges that any such personal property of Tenant for which ownership and title transfers to Landlord shall be completely on an "as-is" and without any representations or warranties of any kind by Tenant.

         7. COUNTERPARTS AND FACSIMILE SIGNATURES. This Second Amendment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures are permissible and shall be binding for purposes of this Second Amendment.

         8. BINDING EFFECT. This Second Amendment shall be binding upon, and inure to the benefit of, the parties hereto, and their respective personal and legal representatives, heirs, executors, administrators, successors and assigns.

         9. FURTHER ASSURANCES. Landlord and Tenant hereby covenant and agree that either or both such parties shall, at any time prior or subsequent to the Lease Termination Date and upon the request of the other party, execute and deliver any and all documents reasonably required in accordance with the agreements of the parties (including, but not limited to, a bill of sale for all personal property remaining in, on or at the Premises and/or the improvements after the Lease Termination Date) as may be reasonably desirable or necessary to effectuate the transaction contemplated herein.

         10. SURVIVAL OF PROVISIONS. All covenants, agreements, statements and obligations set forth herein shall survive the Lease Termination Date and delivery of the Premises and the improvements therein.

         11. SEVERABILITY. If any provision of this Second Amendment or the application thereto to any person or circumstance shall to any extend be invalid or unenforceable, all remaining terms and provisions herein shall not be affected thereby, and each provision of this Second Amendment shall be valid and enforced to the fullest extent permitted by law.

         12. ENTIRE AGREEMENT. This Second Amendment, together with any exhibits attached hereto, sets forth the final and entire agreement between the parties hereto with respect to the termination of the Lease, the change of the Lease Term and associated restructuring fee and is intended to be an integration of all prior negotiations and understandings, and Landlord, Tenant and their agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, express or implied, not set forth or incorporated herein. No change or modification of this Second Amendment shall be valid unless the same is in writing and signed by Landlord and Tenant. No waiver of any of the provisions of this Second Amendment shall be valid unless the same is in writing and signed by the party against which it is sought to be enforced.

         13. WARRANTIES OF AUTHORITY. Each individual executing this Second Amendment on behalf of himself, herself, or a trust, partnership, limited liability company, corporation, or other legal entity represents and warrants that he or she has all requisite right, power and authority to do so and to bind such person or entity to each and all of the terms thereof.

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         14. RATIFICATION OF REMAINING TERMS AND CONDITIONS. Any and all terms and provisions of the Lease that are inconsistent or in conflict with the terms and provisions of this Second Amendment are hereby amended to be consistent with the terms and provisions contained herein. Except as modified herein, all of the terms and provisions of the Lease are hereby ratified and affirmed, but only until the Lease Termination Date.

LANDLORD:                                   TENANT:

Dermody Family Limited Partnership          iGo Corporation, a Delaware
I, a Washington limited partnership,        corporation
and Guila Dermody Turville
                                             By: /S/ S. SHACKELTON
                                                 -----------------
By:    Dermody Family Limited Liability
       Company I, a Washington limited       Its: CFO
       liability company, its general
       partner

By:    /S/ JOHN A. DEMODY
       ------------------
       John A. Dermody, Member

By:    /S/ GUILA DERMODY TURVILLE
       --------------------------
       Guila Dermody Turville


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